TORCHMARK CORPORATION REPORTS
Fourth Quarter 2018 Results

McKinney, TX, February 5, 2019—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2018, net income was $1.45 per diluted common share, compared with $8.71 per diluted common share for the year-ago quarter(1). Net operating income for the quarter was $1.56 per diluted common share, compared with $1.24 per diluted common share for the year-ago quarter(1).

Net income for the year ended December 31, 2018 was $6.09 per diluted common share, compared with $12.22 per diluted common share for the year-ago period(1). Net operating income for the year ended December 31, 2018 was $6.13 per diluted common share compared with $4.82 per diluted common share for the prior year(1).

HIGHLIGHTS:

•	Net income as an ROE was 12.3%. Net operating income as an ROE excluding net unrealized gains on fixed maturities was 14.6%(1).

•	Life underwriting margin at Globe Life Direct Response increased over the year-ago quarter by 6% and health underwriting margin at Family Heritage Agency increased over the year-ago quarter by 15%.

•	Life premiums increased over the year-ago quarter by 7% at American Income Agency and health premiums increased over the year-ago quarter by 8% at Family Heritage Agency.

•	Net life sales and net health sales at Liberty National Agency increased over the year-ago quarter by 6% and 9%, respectively.

•	Average producing agent count increased over the year-ago quarter by 10% at Family Heritage Agency.

•	1.5 million shares of common stock were repurchased during the quarter and 4.4 million shares were repurchased during the year.

(1) On December 22, 2017, tax legislation was signed into law which revised the corporate income tax rate from 35% to 21% effective January 1, 2018, among other modifications. As a result, the Company made an $874 million adjustment in 2017 to estimate the impact related to the tax legislation. The 2017 adjustment was treated as a non-operating event and thus excluded from net operating income.

See further discussion of the tax reform below.

FINANCIAL SUMMARY
Quarter End
(Dollar amounts in millions, except per share data)
(unaudited)
Net operating income, a non-GAAP(1) financial measure, has been used consistently by Torchmark’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.

	Per Share Quarter Ended			Quarter Ended
	December 31,			December 31,
	2018	2017	% Chg.	2018	2017	% Chg.
Insurance underwriting income(2)	$1.51	$1.38	9	$171.3	$163.2	5
Excess investment income(2)	0.54	0.49	10	61.7	57.6	7
Parent company expense	(0.03)	(0.02)		(2.9)	(2.4)
Income tax(3)	(0.39)	(0.60)	(35)	(44.9)	(70.9)	(37)
Stock compensation benefit (expense), net of tax	(0.07)	(0.01)		(8.2)	(0.7)
Net operating income	$1.56	$1.24	26	$177.0	$146.8	21

Reconciliation to net income (GAAP):
Reconciling items, net of tax:
Realized Gain (Loss)—Investments	(0.04)	0.12		(4.4)	14.0
Realized Loss—Redemption of Debt	(0.08)	(0.02)		(8.8)	(2.6)
Administrative settlements	—	(0.04)		—	(4.3)
Non-operating fees	—	—		—	(0.2)
Guaranty fund assessment	—	—		—	(0.3)
Tax reform adjustment(3)	0.01	7.41		0.8	874.0
Net income(4)	$1.45	$8.71		$164.7	$1,027.3

Weighted average diluted shares outstanding (000)	113,667	117,964

(1) GAAP is defined as accounting principles generally accepted in the United States of America.
(2) Definitions included within this document.
(3) In 2017, tax legislation revised the corporate income tax rate from 35% to 21% effective January 1, 2018. In the fourth quarter of fiscal year (FY) 2018, income tax expense was calculated based on the 21% rate as compared with a 35% rate for the fourth quarter of FY 2017.
In addition, in 2017 the Company recorded $874 million in net income, primarily as a result of remeasuring its deferred tax assets and liabilities using the lower corporate tax rate. In the fourth quarter of FY 2018, the Company completed its analysis of the tax legislation and recorded an additional $798 thousand adjustment related to the remeasurement of the deferred tax assets and liabilities based on the 21% rate.
(4) A GAAP-basis consolidated statement of operations is included in the appendix of this report.

Note: Tables in this news release may not sum due to rounding.

FINANCIAL SUMMARY, (continued)
Year End
(Dollar amounts in millions, except per share data)
(unaudited)

	Per Share Year Ended			Year Ended
	December 31,			December 31,
	2018	2017	% Chg.	2018	2017	% Chg.
Insurance underwriting income	$5.87	$5.25	12	$676.0	$625.1	8
Excess investment income	2.13	2.01	6	245.1	239.4	2
Parent company expense	(0.09)	(0.08)		(10.7)	(9.6)
Income tax(1)	(1.55)	(2.34)	(34)	(178.5)	(278.8)	(36)
Stock compensation benefit (expense), net of tax	(0.22)	(0.02)		(25.0)	(2.3)
Net operating income	$6.13	$4.82	27	$707.0	$573.7	23

Reconciliation to net income (GAAP):
Reconciling items, net of tax:
Realized Gain (Loss)—Investments	0.06	0.17		7.3	20.2
Realized Loss—Redemption of Debt	(0.08)	(0.02)		(8.8)	(2.6)
Part D adjustments—discontinued operations	—	(0.03)		—	(3.8)
Administrative settlements	(0.03)	(0.05)		(3.6)	(5.6)
Non-operating fees	(0.01)	—		(1.2)	(0.2)
Guaranty fund assessment	—	(0.01)		—	(1.2)
Tax reform adjustment(1)	0.01	7.35		0.8	874.0
Net income	$6.09	$12.22		$701.5	$1,454.5

Weighted average diluted shares outstanding (000)	115,249	118,983
(1) In 2017, tax legislation revised the corporate income tax rate from 35% to 21% effective January 1, 2018. In the fourth quarter of fiscal year (FY) 2018, income tax expense was calculated based on the 21% rate as compared with a 35% rate for the fourth quarter of FY 2017.
In addition, in 2017 the Company recorded $874 million in net income, primarily as a result of remeasuring its deferred tax assets and liabilities using the lower corporate tax rate. In the fourth quarter of FY 2018, the Company completed its analysis of the tax legislation and recorded an additional $798 thousand adjustment related to the remeasurement of the deferred tax assets and liabilities based on the 21% rate.

FINANCIAL SUMMARY, (continued)
Management vs. GAAP measures
(Dollar amounts in millions, except per share data)
(unaudited)
Shareholders' equity, excluding net unrealized gains on fixed maturities, and book value per share, excluding net unrealized gains on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates associated with the available-for-sale portfolio. Management views the business in this manner because the Company has the ability and generally, the intent, to hold investments to maturity and meaningful trends can more easily be identified without the fluctuations. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	December 31,
	2018(1)	2017
Net income as an ROE(1)(2)	12.3%	28.2%
Net operating income as an ROE (excluding net unrealized gains on fixed maturities)	14.6%	14.3%

Shareholders' equity	$5,415	$6,231
Impact of adjustment to exclude net unrealized gains on fixed maturities	(426)	(1,551)
Shareholders' equity, excluding net unrealized gains on fixed maturities	$4,989	$4,680

Book value per share	$48.11	$52.95
Impact of adjustment to exclude net unrealized gains on fixed maturities	(3.79)	(13.18)
Book value per share, excluding net unrealized gains on fixed maturities	$44.32	$39.77
(1) Includes the effects of tax reform legislation.
(2) Calculated using average shareholders' equity for the measurement period.

CONTINUING INSURANCE OPERATIONS – comparing the fourth quarter 2018 with fourth quarter 2017:

Life insurance accounted for 73% of the Company’s insurance underwriting margin for the quarter and 70% of total premium revenue.

Health insurance accounted for 25% of Torchmark’s insurance underwriting margin for the quarter and 30% of total premium revenue.

Net sales of life insurance were flat, while net health sales increased 5%.

INSURANCE PREMIUM REVENUE
(Dollar amounts in millions)
(unaudited)

	Quarter Ended		% Chg.
	December 31, 2018	December 31, 2017
Life insurance	$600.2	$580.7	3
Health insurance	256.9	245.8	5
Total	$857.1	$826.5	4

INSURANCE UNDERWRITING INCOME
(Dollar amounts in millions, except per share data)
(unaudited)
Insurance underwriting margin is management’s measure of profitability of its life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Financial Summary section above.

	Quarter Ended
	December 31, 2018	% of Premium	December 31, 2017	% of Premium	% Chg.
Insurance underwriting margins:
Life	$167.7	28	$160.2	28	5
Health	58.2	23	55.1	22	6
Annuity	2.7		2.7
	228.6		218.0		5
Other income	0.1		—
Administrative expenses	(57.4)		(54.8)		5
Insurance underwriting income	$171.3		$163.2		5
Per share	$1.51		$1.38		9

Insurance Results by Distribution Channel

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investors page at "Financial Reports."

American Income Agency was Torchmark’s leading contributor to total underwriting margin at $103 million, on premium revenue of $300 million. Life premiums of $276 million were up 7% and life underwriting margin of $90 million was up 5% from the year-ago quarter. As a percentage of life premium, life underwriting margin was 33%, same as the year-ago quarter. The average producing agent count during the quarter was 6,936, approximately the same as a year ago, but down 2% from the previous quarter. The producing agent count at the end of the fourth quarter was 6,894. Net life sales were $54 million, down 2% from the year-ago quarter.

Globe Life Direct Response was Torchmark’s second leading contributor to total underwriting margin at $42 million, on premium revenue of $219 million. Life premiums of $200 million were up 1% and life underwriting margin was $39 million, up 6% from the year-ago quarter. As a percentage of life premium, life underwriting margin was 19%, up from 18%. Net life sales were $29 million, same as the year-ago quarter.

LNL Agency was Torchmark's third leading contributor to total underwriting margin at $29 million, on premium revenue of $116 million. Life premiums of $70 million were up 1% from the year-ago quarter, while life underwriting margin was down 1% to $18 million. As a percentage of life premium, life underwriting margin was 25%, down from 26%. Net life sales were $13 million, up 6% from the year-ago quarter.

LNL Agency produced health underwriting margin of $11 million, on health premiums of $47 million. Health underwriting margin as a percentage of health premium was 24%, same as the year-ago quarter. Net health sales were $6 million, up 9% from the year-ago quarter.

LNL Agency’s average producing agent count during the quarter was 2,172, up 3% over a year ago, but approximately the same as the previous quarter. The producing agent count at the end of the fourth quarter was 2,159.

Family Heritage Agency was Torchmark’s leading contributor to health underwriting margin at $18 million on health premiums of $70 million. Health premiums were 8% higher than the year-ago quarter. Health underwriting margin as a percentage of health premium was 25%, up from 23%. The average producing agent count during the quarter was 1,129, up 10% from a year-ago and up 4% from the previous quarter. The producing agent count at the end of the fourth quarter was 1,097. Net health sales were $15 million, up 3% from the year-ago quarter.

UA Independent Agency was Torchmark's second leading contributor to health underwriting margin at $14 million, on health premiums of $97 million. Health underwriting margin as a percentage of premium was 14%, down from 15%. Net health sales were $30 million, up 7% from the year-ago quarter.

Administrative Expenses were $57 million, up 5% from the year-ago quarter. The ratio of administrative expenses to premium was in line with expectations at 6.7%, compared with 6.6% for the year-ago quarter.

Note: Net sales (health and life), a statistical performance measure, is calculated as the annualized premium issued, net of cancellations in the first 30 days after issue, except in the case of Globe Life Direct Response where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired.

INVESTMENTS

EXCESS INVESTMENT INCOME
(Dollar amounts in millions, except per share data)
(unaudited)
Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment as it takes into consideration our stock repurchase program.

	Quarter Ended
	December 31,
	2018	2017	% Chg.
Net investment income	$224.2	$213.0	5
Required interest:
Interest on net policy liabilities(1)	(138.9)	(133.6)	4
Interest on debt	(23.6)	(21.7)	9
Total required interest	(162.6)	(155.4)	5
Excess investment income	$61.7	$57.6	7
Per share	$0.54	$0.49	10
(1) Interest on net policy liabilities is a component of total policyholder benefits (a GAAP measure).

Net investment income increased 5%, while average invested assets increased 6%. Required interest on net policy liabilities was in line with the increase in average net policy liabilities. The weighted average discount rate for the net policy liabilities was 5.6% and in line with the year-ago quarter.

Investment Portfolio

The composition of the investment portfolio at book value at December 31, 2018 is as follows:

	Invested Assets (Dollar amounts in millions) (unaudited)
	$	% of Total
Fixed maturities at fair value(1)	$16,298	95%
Policy loans	550	3
Other long-term investments(2)	207	1
Short-term investments	63	—
Total	$17,119	100%

(1) Fixed maturities at amortized cost as of December 31, 2018 were $15.8 billion.
(2) Includes investments accounted for under the fair value option at amortized cost of $100 million (fair value of $108 million) as of December 31, 2018.

Fixed maturities at amortized cost by asset class as of December 31, 2018 are as follows:

	Fixed Maturities (Dollar amounts in millions) (unaudited)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$13,177	$608	$13,785
Municipal	1,355	—	1,355
Government-sponsored enterprises	325	—	325
Government and agencies	84	—	84
Collateralized debt obligations	—	58	58
Residential mortgage-backed securities	1	—	1
Other asset-backed securities	147	—	147
Total	$15,087	$666	$15,753

The market value of Torchmark’s fixed maturity portfolio was $16.3 billion compared with amortized cost of $15.8 billion. Net unrealized gains were comprised of gross unrealized gains of $1.0 billion and gross unrealized losses of $428 million.

Torchmark is not a party to any derivatives contracts, including credit default swaps, and does not participate in securities lending.

At amortized cost and market value, 96% of fixed maturities were rated “investment grade.” The fixed maturity portfolio earned an annual effective yield of 5.56% during the fourth quarter of 2018, compared to 5.61% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $409 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended
	December 31,
	2018	2017
Average annual effective yield	5.3%	4.4%
Average rating	A-	BBB+
Average life (in years) to:
Next call	17.6	23.7
Maturity	22.5	25.0

SHARE REPURCHASE:

During the quarter, the Company repurchased 1.5 million shares of Torchmark Corporation common stock at a total cost of $122 million for an average share price of $82.11.

For the twelve months ended December 31, 2018, the Company repurchased 4.4 million shares at a total cost of $372 million for an average share price of $84.38.

LIQUIDITY/CAPITAL:

Torchmark's operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Capital at the insurance companies is sufficient to support operations.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2019:

Torchmark projects that net operating income per share will be in the range of $6.50 to $6.70 for the year ending December 31, 2019.

NON-GAAP MEASURES:

In this news release, Torchmark includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Torchmark's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information including various GAAP and non-GAAP measurements are located at www.torchmarkcorp.com on the Investors page under “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2017, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investors page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its fourth quarter 2018 earnings release conference call with financial analysts at 11:00 am (Eastern) tomorrow, February 6, 2019. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investors/Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Torchmark website at “Financial Reports.”

For additional information contact:	Mike Majors Executive Vice President Torchmark Corporation 3700 South Stonebridge Dr. P. O. Box 8080 McKinney, Texas 75070-8080 Phone: 972-569-3627 tmkir@torchmarkcorp.com Website: www.torchmarkcorp.com

APPENDIX

TORCHMARK CORPORATION
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue:
Life premium	$600	$581	$2,407	$2,307
Health premium	257	246	1,015	976
Total premium	857	826	3,422	3,283
Net investment income	224	213	883	848
Realized gains (losses)	(17)	17	(2)	24
Other income	—	—	1	1
Total revenue	1,065	1,057	4,304	4,156

Benefits and expenses:
Life policyholder benefits	395	390	1,592	1,558
Health policyholder benefits	166	164	649	634
Other policyholder benefits	8	9	34	36
Total policyholder benefits	569	562	2,275	2,228
Amortization of deferred acquisition costs	129	120	517	490
Commissions, premium taxes, and non-deferred acquisition costs	70	67	278	265
Other operating expense	70	69	280	257
Interest expense	24	22	90	85
Total benefits and expenses	861	841	3,440	3,325

Income before income taxes	204	216	864	831
Income taxes	(39)	811	(162)	628
Income from continuing operations	165	1,027	702	1,458

Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	—	—	(4)
Net income	$165	$1,027	$701	$1,454

Basic net income (loss) per common share:
Continuing operations	$1.48	$8.93	$6.22	$12.53
Discontinued operations	—	—	—	(0.03)
Total basic net income per common share	$1.48	$8.93	$6.22	$12.50

Diluted net income (loss) per common share:
Continuing operations	$1.45	$8.71	$6.09	$12.26
Discontinued operations	—	—	—	(0.04)
Total diluted net income per common share	$1.45	$8.71	$6.09	$12.22

Dividends declared per common share	$0.16	$0.15	$0.64	$0.60